EXHIBIT 21
PILGRIM'S PRIDE CORPORATION
SUBSIDIARIES OF REGISTRANT

Jurisdiction of Incorporation or Organization
U.S. Subsidiaries
PFS Distribution Company	Delaware
Pilgrim's Pride, LLC	Delaware
Pilgrim's Pride Finance LLC	Delaware
POPPSA 3, LLC	Delaware
POPPSA 4, LLC	Delaware
PPC Transportation Company	Delaware
Merit Provisions, LLC	Delaware
40 North Foods, Inc.	Delaware
GC Properties	Georgia
PPC of Alabama, Inc.	Georgia
Gold'n Plump Farms, LLC	Minnesota
Gold'n Plump Poultry, LLC	Minnesota
JFC LLC	Minnesota
Pilgrim's Pride Affordable Housing Corporation	Nevada
Pilgrim's Pride of Nevada, Inc.	Nevada
PPC Marketing, Ltd.	Texas
Pilgrim's Pride Corporation of West Virginia, Inc.	West Virginia

Foreign Subsidiaries
To-Ricos Distribution, Ltd.	Bermuda
To-Ricos, Ltd.	Bermuda
Moy Park Beef Orléans Sàrl	France
Moy Park France Holdco Sàrl	France
Moy Park France Holdings SAS	France
Moy Park France SAS	France
Arkose Investments ULC	Ireland
Granite Holdings Sàrl	Luxembourg
Ivory Investments Luxembourg Sàrl	Luxembourg
Ivory Investments Luxembourg Holding SCS	Luxembourg
Sandstone Holdings Sàrl	Luxembourg
Pilgrim's Pride Malta Finance Limited	Malta
Avícola Pilgrim's Pride de Mexico, S. A. de C.V.	Mexico
Gallina Pesada S.A.P.I. de C.V.	Mexico
Pilgrim's Pride S. de R.L. de C.V.	Mexico
Servicios Administrativos Pilgrim's Pride S. de R.L. de C.V.	Mexico
Albert van Zoonen B.V.	Netherlands

EXHIBIT 21
PILGRIM'S PRIDE CORPORATION
SUBSIDIARIES OF REGISTRANT

Jurisdiction of Incorporation or Organization
Foreign Subsidiaries (Continued)
Bakewell Foods Ltd.	United Kingdom
Dungannon Proteins Ltd.	United Kingdom
Kitchen Range Foods Ltd.	United Kingdom
Moy Park (Bondco) Plc	United Kingdom
Moy Park Holdings (Europe) Ltd.	United Kingdom
Moy Park Ltd.	United Kingdom
Moy Park Newco Ltd.	United Kingdom
O'Kane Blue Rose (Newco 1) Ltd.	United Kingdom
O'Kane Poultry Ltd.	United Kingdom
Onix Investments UK Ltd.	United Kingdom
Pilgrim's Pride, Ltd.	United Kingdom